Exhibit 10.1

SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT (this “Second Amendment”) is entered into as of August 19, 2020 by and among ONTRAK, Inc., a Delaware corporation formally known as CATASYS, Inc. (the “Company”), the Purchaser signatory hereto and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as collateral agent for the Purchasers (in such capacity, the “Collateral Agent”).

RECITALS

A.      The Company, certain subsidiaries of the Company, the Purchaser and the Collateral Agent are parties to a certain Note Purchase Agreement, dated as of September 24, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note Purchase Agreement), pursuant to which the Purchaser has agreed to purchase the Notes issued by Company;

B.     The Company has requested an amendment to the Note Purchase Agreement in relation to the Company’s issuance of its [9.50]% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) and, subject to the terms and conditions hereof, the Purchaser (being the sole Purchaser under the Note Purchase Agreement) executing this Amendment is willing to do so;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A. AMENDMENTS

1.     Section 1.1 of the Note Purchase Agreement is hereby amended by:

a.	replacing the defined term “Consolidated Interest Expense” in its entirety with the following:

“‘Consolidated Interest Expense’ means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries determined on a consolidated basis with respect to all outstanding Indebtedness, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements but excluding, however, any amounts referred to in Section 2.10 payable on or before the Closing Date and excluding any dividend payments on the Series A Preferred Stock to the extent paid solely with amounts on deposit in the Initial Dividends Account. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period that would otherwise start before the Closing Date, such period shall instead start on the Closing Date and Consolidated Interest Expense shall be an amount equal to Consolidated Interest Expense from the Closing Date through the last day of such period multiplied by a fraction the numerator of which is 360 and the denominator of which is the number of days from the Closing Date through the last day of such period.”

b.	replacing the defined term “Consolidated Total Debt” in its entirety with the following:

“‘Consolidated Total Debt’ means, as at any date of determination, the aggregate amount of all Indebtedness of Company (excluding (a) obligations in respect of performance, appeal or other surety bonds or any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP; (b) any customer deposits or advance payments received in the ordinary course of business and (c) the Series A Preferred Stock) and its Subsidiaries determined on a consolidated basis in accordance with GAAP (or, if higher, the par value or stated face amount of all such Indebtedness).”

c.	adding the defined term “Initial Dividends Account”:

“‘Initial Dividends Account’ shall have the meaning set forth in Section 6.15.”

2.     Section 6.1 of the Note Purchase Agreement is hereby amended by adding clause (o) containing the following:

“(o)     the incurrence of the Series A Preferred Stock in an amount not to exceed $[50,000,000].”

3.     Section 6.2 of the Note Purchase Agreement is hereby amended by replacing clause (h) thereof in its entirety with the following:

“(h) with respect to Controlled Accounts, Liens (i) of a collecting bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, (iv) in favor of the holders of the Series A Preferred Stock solely to the extent of the Company’s undertaking that amounts on deposit in the Initial Dividends Account may be used solely for the payment of the first eight (8) dividends with respect to the Series A Preferred Stock following its issuance;”

4.     Section 6.5 of the Note Purchase Agreement is hereby replaced in its entirety with the following:

“Restricted Junior Payments. No Note Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (a) any Subsidiary of Company may declare and pay dividends or make other distributions to Company or any Note Party that is a Wholly-Owned Guarantor Subsidiary, (b) Company and any Subsidiary of Company may make dividends or bonus payments to employees and directors payable solely in shares of Capital Stock, (c) Company may declare and pay the first eight (8) dividends with respect to the Series A Preferred Stock following its issuance solely from amounts on deposit in the Initial Dividends Account, and (d) commencing with the ninth dividend after issuance with respect to the Series A Preferred Stock, Company may declare and pay dividends as long as (i) no Event of Default shall have occurred and be continuing and (ii) Company has delivered evidence, reasonably satisfactory to Collateral Agent, showing compliance with the financial covenants set forth in Section 6.8 after giving effect to each such dividend payment.

Notwithstanding anything in this Section 6.5 to the contrary, no amount shall be permitted to be distributed by any Note Party to pay, or otherwise in connection with, any Tax resulting from the cancellation or discharge of Indebtedness.”

5.     Section 6.8 of the Note Purchase Agreement is hereby amended by replacing clause (d) thereof in its entirety with the following:

“(d)     Consolidated Adjusted EBITDA. Company shall not permit Consolidated Adjusted EBITDA as at the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2019, for the four Fiscal Quarter period then ended to be less than the correlative amount indicated below:

Fiscal Quarter	Consolidated Adjusted EBITDA
September 30, 2019	-$17,250,000
December 31, 2019	-$24,000,000
March 31, 2020	-$28,500,000
June 30, 2020	-$23,750,000
September 30, 2020	N/A
December 31, 2020	N/A
March 31, 2021	N/A
June 30, 2021	N/A
September 30, 2021	$15,000,000
December 31, 2021 until the Maturity Date	$20,000,000

For the purposes of determining compliance with the covenant set forth in this Section 6.8(d) following consummation of a Permitted Acquisition each of the minimum Consolidated Adjusted EBITDA amounts set forth in this Section 6.8(d), following the consummation date, shall be increased by 100% of Consolidated Adjusted EBITDA of the entity or assets being acquired for the four Fiscal Quarter period most recently ended prior to the consummation of such Permitted Acquisition.”

6.     Section 6.8 of the Note Purchase Agreement is hereby amended by replacing clause (h) thereof in its entirety with the following:

“(h)     Minimum Consolidated Liquidity. Company shall not permit Consolidated Liquidity at any time (i) on or prior to June 30, 2020 to be less than $7,500,000, (ii) after June 30, 2020 but prior to September 30, 2021 to be less than the greater of (x) $20,000,000 and (y) an amount equal to the product of 2.00 multiplied by the absolute value of any negative Consolidated Adjusted EBITDA for the three month period then ending, and (iii) on or after September 30, 2021 to be less than the greater of (x) $5,000,000 and (y) an amount equal to the product of 3.00 multiplied by the absolute value of any negative Consolidated Adjusted EBITDA for the three month period then ending.”

7.     Section 6.8 of the Note Purchase Agreement is hereby by replacing clause (i) thereof in its entirety with the following:

“(i)     Minimum Revenue. Company shall not permit Consolidated Recurring Revenue as of the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2019, for the two Fiscal Quarter period then ended, on an annualized basis, to be less than the correlative amount indicated below:

Fiscal Quarter End Date	Consolidated Adjusted Revenue
September 30, 2019	$26,750,000
December 31, 2019	$31,750,000
March 31, 2020	$40,500,000
June 30, 2020	$55,500,000
September 30, 2020	$75,000,000
December 31, 2020	$90,000,000
March 31, 2021	$100,000,000
June 30, 2021 until the Maturity Date	$110,000,000

8.     Section 6.15 of the Note Purchase Agreement is hereby replaced in its entirety with the following:

“Deposit Accounts and Securities Accounts. No Note Party will establish or maintain a Deposit Account or a Securities Account that is not a Controlled Account, deposit proceeds in a Deposit Account that is not a Controlled Account or deposit, acquire, or otherwise carry any security entitlement or commodity contract in a Securities Account that is not a Controlled Account; provided, that, the foregoing shall not apply to Excluded Accounts and provided further the Note Parties shall be permitted to establish and maintain a segregated account (the “Initial Dividends Account”) funded upon the issuance of the Series A Preferred Stock with the proceeds from the issuance of such Series A Preferred Stock in an amount equal to the first eight dividend payments on the Series A Preferred Stock so long as (i) the Initial Dividends Account becomes a Controlled Account within 30 days after the execution of this Second Amendment and (ii) amounts on deposit in the Initial Dividends Account shall be used solely for payment of dividends on the Series A Preferred Stock and not for other corporate purposes. Within 90 days after the Closing Date, the Company shall establish a primary banking relationship with a financial institution other than Heritage Bank of Commerce (the “New Bank”), and shall promptly notify all accounts debtors to make all payments to a Controlled Account at the New Bank. The Company shall diligently work in good faith to transition its primary banking relationship to the New Bank and within 150 days after the Closing Date, shall close all deposit accounts at Heritage Bank of Commerce, which date may be extended with the consent of the Collateral Agent in its sole discretion.”

9.     Section 6.17 of the Note Purchase Agreement is hereby replaced in its entirety with the following:

“Prepayments of Certain Indebtedness. No Note Party shall, nor shall it permit any of its Affiliates to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness of any Note Party or any of its Subsidiaries prior to its scheduled maturity, other than (i) the Obligations, (ii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.9, and (iii) the prepayment of Indebtedness owed by a Managed Company to any Note Party pursuant to the terms of the Managed Company Documents. Without limiting the generality of the foregoing, no redemption of the Series A Preferred Stock shall be permitted until all the Obligations are Paid in Full in cash, provided that, the foregoing prohibition shall not prevent the holders of the Series A Preferred Stock from converting shares of Series A Preferred Stock into common stock of Company in accordance with the terms of the Series A Preferred Stock.”

B. PURCHASE OF ADDITIONAL NOTES

Upon the effectiveness of this Second Amendment, the Purchaser shall purchase Additional Notes in an aggregate original principal amount equal to the balance of the Purchaser’s Additional Notes Purchase Commitment (such balance being equal to $10,000,000 (Ten Million Dollars) and, in connection therewith, the Purchaser waives the conditions precedent set forth in Sections 3.2(a)(vi), 3.2(a)(vii)(x) and 3.2(a)(viii).

C. CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Purchaser hereunder, it is understood and agreed that this Amendment shall not become effective, and the Note Parties shall have no rights under this Amendment, until:

1.     the Purchaser shall have received: (i) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Note Purchase Agreement (including reasonable fees, charges and disbursements of counsel to the Purchaser); (ii) executed counterparts to this Amendment from the Company and the Purchaser; (iii) a fully executed Funding Notice with respect to the Additional Notes to be purchased by the Purchaser;1 and (iv) the Additional Notes issued in the name of the Purchaser in accordance with Section 2.2 of the Note Purchase Agreement; and

2.     the Company shall have received net proceeds of not less than $23,500,000 Twenty-Three Million Five Hundred Thousand Dollars2 from the issuance of the Series A Preferred Stock, the terms and conditions and documentation for which shall be satisfactory to the Collateral Agent.

D. REPRESENTATIONS

To induce the Purchaser and the Collateral Agent to enter into this Amendment, each Note Party hereby represents and warrants to the Purchaser and the Collateral Agent that:

1.     Each of the Note Parties and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Note Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect; and

2.     The execution, delivery and performance of this Amendment has been duly authorized by all necessary action on the part of each Note Party that is a party hereto.

1            NTD:  Under Section 2.1(c) of the NPA, the Company shall deliver to Purchasers a fully executed Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a LIBO Rate Portion, and at least one Business Day in advance of the proposed Credit Date in the case of an Additional Note that is a Base Rate Portion.  The timeline here contemplates closing of the Series A Preferred Stock on T+2, and the Purchaser is willing to waive the three Business Day requirement upon request from the Company with the draw notice.

2           NTD:  Proceeds net of underwriting discount, structuring fee and offering expenses.

E. OTHER AGREEMENTS

1.     Continuing Effectiveness of Note Documents. As amended hereby, all terms of the Note Purchase Agreement and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Note Parties party thereto. To the extent any terms and conditions in any of the other Note Documents shall contradict or be in conflict with any terms or conditions of the Note Purchase Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Note Purchase Agreement as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Note Purchase Agreement as modified and amended hereby.

2.     [Reserved].

3.     Acknowledgment of Perfection of Security Interest. Each Note Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to Collateral Agent and the Purchasers under the Note Purchase Agreement and the other Note Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Note Purchase Agreement and the other Note Documents.

4.     Effect of Agreement. Except as set forth expressly herein, all terms of the Note Purchase Agreement, as amended hereby, and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Note Parties to the Purchasers and Collateral Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Purchasers under the Note Purchase Agreement, nor constitute a waiver of any provision of the Note Purchase Agreement. This Amendment shall constitute a Note Document for all purposes of the Note Purchase Agreement.

5.     Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6.     No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Note Purchase Agreement and the other Note Documents or an accord and satisfaction in regard thereto.

7.     Costs and Expenses. The Note Parties agrees to pay on demand all costs and expenses of Purchaser and Collateral Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Purchaser and Collateral Agent with respect thereto.

8.     Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission, electronic transmission (including delivery of an executed counterpart in .pdf format) shall be as effective as delivery of a manually executed counterpart hereof.

9.     Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns. No third party beneficiaries are intended in connection with this Amendment.

10.     Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

11.     Release. (a) Each Note Party hereby releases, acquits, and forever discharges Collateral Agent and each of the Purchasers, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of Collateral Agent and the Purchasers (each a “Releasee”), from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys' fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Note Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of Releasee existing or occurring on or prior to the date of this Amendment or any instrument executed on or prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the Note Purchase Agreement or the other of the Note Documents. The provisions of this paragraph shall be binding upon each Note Party and shall inure to the benefit of Releasees, and their respective heirs, executors, administrators, successors and assigns, and the other released parties set forth herein. No Note Party is aware of any claim or offset against, or defense or counterclaim to, any Note Party’s obligations or liabilities under the Note Purchase Agreement or any other Note Document. The provisions of this Section shall survive payment in full of the Obligations, full performance of the terms of this Amendment and the Note Documents, and/or Collateral Agent’s or each Purchaser’s actions to exercise any remedy available under the Note Documents or otherwise. Each Note Party warrants and represents that such Note Party is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and each Note Party has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

ONTRAK, INC., as the Company and as a Note Party

By:	/s/ Brandon LaVerne
Name: Brandon LaVerne Title: Chief Financial Officer

[Signature Page to Second Amendment to Note Purchase Agreement]

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. as Purchaser

By:	/s/ Greg Watts
Name: Greg Watts Title: Senior Vice President

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. as Collateral Agent

By:	/s/ Greg Watts
Name: Greg Watts Title: Senior Vice President

[Signature Page to Second Amendment to Note Purchase Agreement]